Exhibit 23.3

Consent of Independent Reserve Engineers

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of TETRA Technologies, Inc., to be filed with the Securities and Exchange Commission on or about May 9, 2008, including information from our reserves audit report dated February 1, 2008 entitled “Maritech Resources, Incorporated – Estimated Net Remaining Reserves Attributable to Certain Properties – SEC Case – as of December 31, 2007.” Maritech Resources, Inc. is a wholly owned subsidiary of TETRA Technologies, Inc.

/s/RYDER SCOTT COMPANY, L.P.

Houston, Texas

May 8, 2008